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Exhibit 10.10

SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

        This Sixth Amendment to Loan and Security Agreement (this "Amendment") is entered into as of August 5, 2004, by and between COMERICA BANK, successor by merger to COMERICA BANK—CALIFORNIA ("Bank") and SPY OPTIC, INC. ("Borrower").

RECITALS

        Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 5, 2001, as amended from time to time, including but not limited to that certain First Amendment to Loan and Security Agreement dated as of July 17, 2002, that certain Second Amendment to Loan and Security Agreement dated as of March 21, 2003, that certain Third Amendment to Loan and Security Agreement dated as of August 14, 2003, that certain Fourth Amendment to Loan and Security Agreement dated as of November 26, 2003 and that certain Fifth Amendment to Loan and Security Agreement dated as of December 16, 2003 (the "Agreement"). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

        NOW, THEREFORE, the parties agree as follows, effective as of the date hereof:

        1.     The following defined terms in Exhibit A to the Agreement hereby are amended or restated as follows:

          "Committed Revolving Line" means a credit extension of up to Eight Million Dollars ($8,000,000) (inclusive of any amounts outstanding under the Letter of Credit Sublimit).

          "Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the sum of the capital stock, partnership interest or limited liability company interest and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Borrower and its Subsidiaries minus intangible assets (including Affiliate receivables), plus Subordinated Debt, on a consolidated basis determined in accordance with GAAP."

        2.     All references in the Loan Documents to "Facility B", "Facility B Advance", "Facility B Revolving Line" and "Facility B Maturity Date" are hereby deleted in their entirety.

        3.     All references in the Loan Documents to "Second Term Loan" and "Second Term Loan Maturity Date" are hereby deleted in their entirety

        4.     The first sentence of Section 2.1(b)(i) of the Agreement is hereby amended in its entirety to read as follows:

          "Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Committed Revolving Line or (B) if Borrower's Leverage is greater than 1.60:1.00, the Borrowing Base, in either case less any amounts outstanding under the Letter of Credit Sublimit."

        5.     Section 2.2 of the Agreement is hereby amended in its entirety to read as follows:

          "Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Committed Revolving Line or, if Borrower's Leverage is greater than 1.60:1.00, the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess."

        6.     Section 2.3 (a) of the Agreement is hereby amended in its entirety to read as follows:

          "(a)    Interest Rates.

            (i)    Advances.    Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a variable rate equal to three quarters of one percent (0.75%) above the Prime Rate.

            (ii)    Term Loan.    Except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding daily balance thereof, at a variable rate equal to one percent (1.00%) above the Prime Rate."

        7.     Section 6.2(d) is hereby replaced in its entirety to read as follows:

          "(d) Bank shall have the right from time to time hereafter to audit Borrowers Accounts and Inventory and appraise Collateral at Borrower's expense, provided that such audits will be conducted no more than once a year if all of the following conditions are met: (i) Borrower has received proceeds (before expenses) of at least Ten Million Dollars ($10,000,000) from an Initial Public Offering of its equity securities; (ii) Borrower maintains Leverage (as defined below) of not more than 1.60:1.00; (iii) no Event of Default has occurred under the Loan Documents; and (iv) all such prior audits and appraisals conducted by Bank have been satisfactory to Bank. If all the conditions referenced herein are not met, Bank shall have the right to conduct two such appraisals and audits per year.

        8.     All references in the Loan Documents (except the Warrant) to Bank's address at 9920 S. La Cienega Blvd., Suite 1401, Inglewood, CA 90301, shall mean and refer to 2321 Rosecrans Ave., Suite 5000, El Segundo, CA 90245. The reference in the Warrants to Bank's address(es) shall mean and refer to 500 Woodward Avenue, 32nd Floor, MC 3379, Detroit, MI 48226.

        9.     Section 12 of the Agreement as in effect prior to the date of this Amendment hereby is renumbered to read "Section 13," and references to Section 12 throughout the Agreement as in effect prior to the date of this Amendment shall mean and refer to "Section 13." New Section 12 hereby is added to the Agreement to read as follows:

          "12.    JUDICIAL REFERENCE.

            If and only if the jury trial waiver set forth in Section 11 of this Agreement is invalidated for any reason by a court of law, statute or otherwise, the reference provisions set forth below shall be substituted in place of the jury trial waiver. So long as the jury trial waiver remains valid, the reference provisions set forth in this Section shall be inapplicable.

            12.1     Each controversy, dispute or claim (each, a "Claim") between the parties arising out of or relating to this Agreement, any security agreement executed by Borrower in favor of Bank, any note executed by Borrower in favor of Bank or any other document, instrument or agreement executed by Borrower with or in favor of Bank (collectively in this Section, the "Loan Documents"), other than (i) all matters in connection with nonjudicial foreclosure of security interests in real or personal property; or (ii) the appointment of a receiver or the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law) that are not settled in writing within fifteen (15) days after the date on which a party subject to the Loan Documents gives written notice to all other parties that a Claim exists (the "Claim Date") shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor sections ("CCP"), which shall constitute the exclusive remedy for the resolution of any Claim concerning the Loan Documents, including whether such Claim is subject to the reference proceeding. Except as set forth in this section, the parties waive the right to initiate legal proceedings against each other concerning each such Claim. Venue for these proceedings shall be in the Superior Court in the County where the real property, if any, is located or in a County where venue is otherwise appropriate under state law (the "Court"). By mutual agreement, the parties shall select a retired Judge of the Court to serve as referee, and if they cannot so agree within fifteen (15) days after the Claim Date, the Presiding Judge of the Court (or his or her representative) shall promptly select the referee. A request for appointment of a referee may be heard on an ex parte or expedited basis. The referee shall be appointed to sit as a temporary judge, with all the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP §170.6. Upon being selected, the referee shall (a) be requested to set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection and (b) if practicable, try any and all issues of law or fact and report a statement of decision upon them within ninety (90) days of the date of selection. The referee will have power to expand or limit the amount of discovery a party may employ. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644 in any court in the State of California having jurisdiction. The parties shall complete all discovery no later than fifteen (15) days before the first trial date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Either party may take depositions upon seven (7) days written notice, and shall respond to requests for production or inspection of documents within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

            12.2     Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. Except for trial, all proceedings and hearings conducted before the referee shall be conducted without a court reporter unless a party requests a court reporter. The party making such a request shall have the obligation to arrange for and pay for the court reporter. Subject to the referee's power to award costs to the prevailing party, the parties shall equally bear the costs of the court reporter at the trial and the referee's expenses.

            12.3     The referee shall determine all issues in accordance with existing California case and statutory law. California rules of evidence applicable to proceedings at law will apply to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that shall be binding upon the parties. At the close of the reference proceeding, the referee shall issue a single judgment at disposing of all the claims of the parties that are the subject of the reference. The parties reserve the right (i) to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee and (ii) to obtain findings of fact, conclusions of laws, a written statement of decision, and (iii) to move for a new trial or a different judgment, which new trial, if granted, shall be a reference proceeding under this provision.

            12.4     If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration conducted by a retired judge of the Court, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth in this Section shall apply to any such arbitration proceeding."

        10.   No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank's failure at any time to require strict performance by a Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

        11.   Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

        12.   Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

        13.   As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

          (a)   this Amendment, duly executed by Borrower;

          (b)   a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

          (c)   all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower's accounts; and

          (d)   such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

        14.   As a condition to the effectiveness of this Amendment, Borrower shall have received that certain Warrant previously delivered to Bank marked as cancelled and such Warrant shall be of no further force and effect as of the date hereof.

        15.   This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

SPY OPTIC, INC.
By:	/s/ BARRY BUCHHOLTZ
Title:	President
COMERICA BANK, successor by merger to COMERICA BANK—CALIFORNIA
By:	/s/ [ILLEGIBLE]
Title:	VP—Western Division

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  Exhibit 10.10
SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
RECITALS